Exhibit 10.1

RETIREMENT AND WAIVER AND RELEASE AGREEMENT

This Retirement and Waiver and Release Agreement (“Agreement”) is hereby made by and between Katsumi Hirokawa, on behalf of himself, his spouse, beneficiaries, heirs, agents, successors, assigns, dependents, and anyone acting on his behalf (collectively referred to throughout this Agreement as “Hirokawa-san”), and Molex Incorporated, on behalf of itself, its subsidiaries (including Molex Japan Co. Ltd.), divisions, affiliate companies, directors, officers, successors, employees, agents and anyone acting for it (collectively referred to throughout this Agreement as “Molex”). This Agreement provides for pay and/or benefits to Hirokawa-san as retirement benefits and for his forbearance from taking certain actions, all as specifically set forth below. This Agreement shall be effective as of April 30, 2013 (the “Effective Date”).

The terms of this Agreement are as follows:

1. Employment Transition. Hirokawa-san is currently employed by Molex as Executive Vice President and President, Micro Products Division. Hirokawa-san and Molex agree that effective June 30, 2013, Hirokawa-san will step down as Executive Vice President and President, Micro Products Division, and effective July 1, 2013, Hirokawa-san will be appointed as Chairman of Molex Japan Co. Ltd. reporting to the Chief Operating Officer of Molex. During this time, Hirokawa-san will remain an employee of Molex. During this period, Hirokawa-san will receive:

(a) His annual base salary, however, he will not be eligible for a pay increase during this period;

(b) Any cash incentive earned for fiscal year 2013 will be paid out in accordance with the terms of the Molex Incentive Plan and Hirokawa-san’s individual arrangement. He will cease participation in the Molex Incentive Plan and all other global pay, equity, benefit and perquisite plans effective June 30, 2013; and

(c) Certain benefits including a car and driver, an office at the Yamato headquarters and administrative support, and contributions to the Molex Japan Directors’ and Executive Officer Retirement Plan.

2. Retirement Arrangement. Hirokawa-san and Molex agree and acknowledge that Hirokawa-san shall voluntarily retire from Molex effective June 30, 2014 (the “Retirement Date”). Provided that Hirokawa-san (i) remains in the employ of Molex through his Retirement Date and (ii) abides by all of Hirokawa-san’s obligations under Section 3 below, then Molex agrees to provide the following retirement pay and benefits to Hirokawa-san:

(a) Annual Retirement Benefit. From July 1, 2014 to June 30, 2016 (the “Retirement Period”), Molex shall pay Hirokawa-san an annual retirement benefit in an amount equal to (i) 100% of his base salary as of his Retirement Date, and (ii) an annual car allowance of USD$ 16,800 (converted and paid in Japanese Yen as of July 1 2014), less applicable deductions and tax withholdings, payable in equal installments in accordance with Molex’s regular payroll practice with the first installment being paid on the first regular payroll date following July 1,

2014. These payments shall continue to Hirokawa-san’s surviving spouse in the event of his death prior to the end of the Retirement Period. In the event of the death of Hirokawa-san’s surviving spouse prior to the end of the Retirement Period, the annual retirement benefits shall cease with the month of her death and no further annual retirement benefits shall be payable. Hirokawa-san may elect to take this payment in full in one lump sum upon retirement, payable as soon as administratively practicable following his retirement.

(b) Equity Award Grants. Upon the Retirement Date, the vesting of any outstanding stock awards to Hirokawa-san shall accelerate, and such awards shall be exercisable pursuant to the terms of the applicable stock incentive plan.

(c) Office Space and Support. For one month following the Retirement Date, Molex shall provide Hirokawa-san with an office at the Yamato facility and administrative support.

3. Hirokawa-san’s Obligations. Hirokawa-san agrees that during the period of time he receives pay or benefits under Section 2 above, and for a period of 24 months thereafter, he will comply with the following provisions:

(a) Non-Compete. Hirokawa-san will not, directly or indirectly, either as an employee or a member of a partnership, or as an employee, sponsor, promoter, stockholder (except for publicly traded corporations), officer or director of a corporation or other business entity, or otherwise own, manage, operate, contract, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business, whether foreign or domestic, similar to or competing with the type of business conducted by Molex and the products produced by Molex without the prior express written consent of the Chief Executive Officer of Molex. If Hirokawa-san secures subsequent employment which does not violate the restrictive covenants contained herein, as determined by the Chief Executive Officer of Molex, Molex shall remain obligated to perform under the terms of the Agreement.

(b) Non-Solicitation of Employees. Hirokawa-san, either directly or indirectly, will not solicit for employment or hire any employee of Molex on his own behalf or on behalf of any company, firm, organization or person or recommend any employee of Molex to any other person or party for employment without the prior express written consent of the Chief Executive Officer of Molex;

(c) Confidential Information. Hirokawa-san acknowledges that, by virtue of his employment with Molex, he has had access to and/or received trade secrets and other confidential and proprietary information (hereinafter “Confidential Information”) with regard to Molex’s business. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to Molex, Hirokawa-san agrees that he will not at any time, directly or indirectly, disclose Confidential Information to any third party or otherwise use such Confidential Information for his own benefit or the benefit of others, without the prior written consent of Molex.

(d) Molex Reputation. Hirokawa-san agrees that he shall not do or say anything that directly disparages or adversely affects Molex.

(e) Return of Molex Property. Hirokawa-san agrees that as of his Retirement Date, he shall return to Molex all property and information belonging to Molex in accordance with Molex’s separation policies, except for such materials required for him to perform any consulting duties under the Consulting Agreement.

(f) Molex Relief. Hirokawa-san acknowledges that the obligations set forth in Sections 3(a), (b) and (c) above are necessary to protect Molex’s legitimate business interests, that breach of any of these obligations would cause irreparable harm to Molex justifying the awarding of injunctive relief against Hirokawa-san as well as other remedies, and that he is agreeing to the obligations in Sections 3(a), (b) and (c) above because of the substantial consideration he is receiving hereunder.

(g) Discontinuation of Payments. Hirokawa-san agrees that if he breaches any of the obligations set forth in Sections 3(a), (b) and (c) above, then Molex has the right to discontinue and not provide any outstanding pay and/or benefits that Hirokawa-san would otherwise not have been eligible to receive but for this Agreement.

4. Waiver and Release. Hirokawa-san waives and releases Molex from any and all claims of any type arising out of or relating to his employment with Molex or the separation of his employment with Molex. This waiver and release includes, but is not limited to:

(a)	Claims that Molex violated its personnel policies, handbook, or any implied or express contract of employment;

(b)	Claims for entitlement to any pay, bonus, commission, disability benefits, life insurance benefits, stock options, or severance, welfare or retirement benefits (other than as described in this Agreement); and

(c)	Claims for wrongful termination, violation of public policy, defamation, negligent or intentional infliction of emotional distress, invasion of privacy, loss of consortium, negligence, breach of contract, promissory estoppel, and any other common or statutory law claim.

5. Other Claims. The parties hereto agree never to sue each other in any forum for any reason, including but not limited to claims, laws or theories covered by the above waiver and release language, but not including claims that arise after the effective date of this Agreement.

6. No Admission of Liability. This Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect, for any purpose whatsoever, as being an admission of liability or wrongdoing by Molex.

7. Superseding Agreement. This Agreement supersedes any and all prior written or verbal communications relating to the subject matter hereto.

8. Amendment. This Agreement may be amended only in a writing signed by both parties.

9. Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of Japan.

10. Hirokawa-san Acknowledgment. Hirokawa-san agrees that he is signing this Agreement knowingly, voluntarily, and with a complete understanding of its significance, that he has not been coerced, threatened or intimidated into signing this Agreement, that he has not been promised anything else in exchange for signing this Agreement, and that he has had reasonable and sufficient time to consider this Agreement.

11. Effective Date. This Agreement shall be effective on the eighth day following the Effective Date if Hirokawa-san does not revoke it before then. This entire Agreement shall be void and of no force and effect if Hirokawa-san timely revokes this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Katsumi Hirokawa	Molex Incorporated

/s/ Katsumi Hirokawa	/s/ Ana G. Rodriguez
Ana G. Rodriguez
Senior Vice President, Human Resources

Date: May 2, 2013	Date: May 3, 2013